UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 17, 2008

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c) On December 17, 2008, the Board of Directors of Heritage Bankshares, Inc. (the “Company”) appointed Sharon C. Lessard as the Company’s new Chief Banking Officer and appointed Leigh C. Keogh as the Company’s new Chief Lending Officer, effective immediately. Ms. Lessard and Mr. Keogh are not replacing any previously-serving executive officers; rather, they are filling the newly-created Chief Banking Officer and Chief Lending Officer positions within the Company.

Both Ms. Lessard, age 49, and Mr. Keogh, age 34, have extensive experience in the banking industry and have served with the Company for many years. Ms. Lessard has been with the Company since 1988 and, prior to her appointment as Chief Banking Officer, served as Senior Vice President/Retail Banking Executive. Mr. Keogh began employment with the Company in 1997 and served as Vice President/Commercial Lending and as Senior Vice President/Commercial Leader until his appointment as Chief Lending Officer. Both Ms. Lessard and Mr. Keogh are parties to existing Employment Agreements with the Company and participate in employee benefit plans maintained by the Company, including the Heritage 2006 Equity Incentive Plan; however, no changes to their respective Employment Agreements were made in connection with their appointment as executive officers of the Company, nor were any additional awards granted under the employment benefit plans as a result of their new positions with the Company.

Neither Ms. Lessard nor Mr. Keogh have family relationships with any other director or executive officer of the Company. Furthermore, except for loan transactions made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans to unrelated persons and not involving more than the normal risk of collectibility or presenting other unfavorable features, neither Ms. Lessard nor Mr. Keogh are parties to any relationship with the Company required to be reported under Item 404(a) of Regulation S-K.

Heritage Bankshares, Inc.
(Registrant)
December 22, 2008
/s/ Michael S. Ives
Michael S. Ives
Chief Executive Officer